Exhibit 99.1

Texas Roadhouse, Inc. Announces Third Quarter 2006 Results

LOUISVILLE, Ky, (October 30, 2006) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 39 week periods ended September 26, 2006.

	Third Quarter			Year to Date
($000’s)	2006	2005	% Change	2006	2005	% Change

Total revenue	148,454	114,327	30	444,573	341,151	30
Income from operations	14,241	11,124	28	42,619	37,585	13
Net income	9,150	7,061	30	26,163	24,009	9
Diluted EPS	$0.12	$0.10	20	$0.34	$0.33	3

Highlights for the quarter:

•                  Comparable restaurant sales increased 2.3% at company restaurants and 1.8% at franchise restaurants; and

•                  Five company restaurants and three franchise restaurants opened.

Reported results for the quarter also included:

•                  A pre-tax credit of approximately $1.9 million ($1.2 million after tax or $0.02 per diluted share) to our insurance expense based on our most recent actuarial report relating to workers compensation and general liability insurance; and

•                  A pre-tax charge of approximately $1.5 million ($1.2 million after-tax or $0.02 per diluted share), relating to the expensing of stock options due to the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “We are very pleased to see an increase in our comparable restaurant sales and believe moderating gas prices and interest rates may have given consumers an added level of confidence.  As we transition through the fourth quarter and look to 2007, we’re still confident in our market position and excited about our development plan.  In fact, our 2007 pipeline is very strong and we believe the sites we’ve selected will produce solid returns, consistent with previous Texas Roadhouse successes.  As a result, we believe we are well positioned to achieve earnings growth of at least 20% in the coming fiscal year.”

Outlook for 2006

The Company reported that comparable restaurant sales for the first four weeks of the 13 week fourth fiscal quarter ending December 26, 2006 increased by approximately 3.9% over the comparable 2005 period.  For the full year 2006, management currently estimates that it will achieve diluted earnings per share of $0.41 to $0.43, which is unchanged from the Company’s previous guidance.  This forecast includes the impact of stock option expense and the franchise acquisitions which were completed earlier this year, but excludes any special non-cash charges or ongoing earnings impact related to the Company’s potential acquisition of franchise restaurants as described below.

Franchise Acquisitions

The Company has initiated the process to acquire two to six franchise restaurants within the next 90 days.  These transactions are subject to the completion of customary negotiations and due diligence and the approval of our board of directors.

Outlook for 2007

The Company currently estimates that it will generate diluted earnings per share growth of at least 20% for 2007.

This estimate is based in part on the following assumptions:

•                       New restaurant openings of 28 to 30 company-owned and two to four franchised; and

•                       Comparable restaurant sales growth of 2% to 3%.

The 2007 earnings estimate presented above excludes any special non-cash charges or ongoing earnings impact related to the Company’s potential acquisition of franchise restaurants.

Conference Call

The Company is hosting a conference call today, October 30, 2006, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (800) 765-0709. A replay of the call will be available until November 6, 2006.  To access the replay, please dial (888) 203-1112, and use 5631334 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates 242 restaurants system-wide in 43 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2006 and 2007, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2006 and beyond, the sales at these and our other company-owned and franchised restaurants, our ability to control other restaurant operating costs, our ability to complete the acquisition of franchise restaurants, our ability to integrate the franchise restaurants which we acquire, strength of consumer spending and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations
Scott Colosi
502-515-7300

Media
Travis Doster
502-638-5457

Texas Roadhouse, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 26, 2006	September 27, 2005	September 26, 2006	September 27, 2005
Revenue:
Restaurant sales	$145,859	$111,642	$436,804	$333,357
Franchise royalties and fees	2,595	2,685	7,769	7,794

Total revenue	148,454	114,327	444,573	341,151

Costs and expenses:
Restaurant operating costs:
Cost of sales	51,243	39,335	153,335	117,275
Labor (1)	40,509	30,715	120,675	90,431
Rent	2,588	2,099	7,397	6,225
Other operating	23,481	19,205	70,374	54,697
Pre-opening	2,948	2,306	8,759	5,265
Depreciation and amortization	5,580	3,818	15,641	10,541
General and administrative (1)(2)	7,864	5,725	25,773	19,132

Total costs and expenses	134,213	103,203	401,954	303,566

Income from operations	14,241	11,124	42,619	37,585

Interest expense, net	64	93	533	162
Minority interest	76	181	361	402
Equity (income) from investments in unconsolidated affiliates	(47)	(65)	(182)	(87)

Income before taxes	14,148	10,915	41,907	37,108
Provision for income taxes	4,998	3,854	15,744	13,099

Net income	$9,150	$7,061	$26,163	$24,009

Net income per common share:
Basic	$0.12	$0.10	$0.35	$0.35
Diluted	$0.12	$0.10	$0.34	$0.33

Weighted average shares outstanding:
Basic	74,052	69,471	73,774	68,166
Diluted	76,323	73,833	76,437	72,538

(1)                   We recorded expense of $1.5 million ($1.2 million, net of tax) and $5.0 million ($4.0 million, net of tax) for the 13 weeks and 39 weeks ended September 26, 2006, respectively, relating to the expensing of stock options in conjunction with the adoption of SFAS 123R.  Of the $1.5 million for the 13 weeks ended September 26, 2006, we included $0.7 million in labor expense and $0.8 million in general and administrative expenses.  Of the $5.0 million for the 39 weeks ended September 26, 2006, we included $2.4 million in labor expense and $2.6 million in general and administrative expenses.

(2)                   For the 39 weeks ended September 26, 2006, general and administrative expenses includes a charge of $0.8 million in conjunction with the application of EITF 04-1 relating to the acquisition of 11 franchise restaurants in the first quarter of 2006.

Texas Roadhouse, Inc.
Supplemental Financial and Operating Information
($ amounts in thousands)
(unaudited)

	Third Quarter		Change		Year to Date		Change
	2006	2005	vs LY		2006	2005	vs LY

Restaurant openings
Company	5	7	(2)		15	13	2
Franchise	3	3	0		5	8	(3)
Total	8	10	(2)		20	21	(1)

Restaurant acquisitions
Company	0	0	0		11	0	11
Franchise	0	0	0		(11)	0	(11)
Total	0	0	0		0	0	0

Restaurants open at the end of the quarter
Company	153	120	33
Franchise	88	94	(6)
Total	241	214	27

Company-owned restaurants
Restaurant sales	$145,859	$111,642	30.6%		$436,804	$333,357	31.0%
Store weeks	1,949	1,522	28.1%		5,610	4,390	27.8%
Comparable restaurant sales growth (1)	2.3%	3.8%				3.4%	6.0%
Average unit volume (2)	$963	$950	1.4%		$3,023	$2,953	2.4%

Restaurant costs (as a % of restaurant sales)
Cost of sales	35.1%	35.2%	(10	)bps	35.1%	35.2%	(8	)bps
Labor	27.8%	27.5%	26	bps	27.6%	27.1%	50	bps
Rent	1.8%	1.9%	(11	)bps	1.7%	1.9%	(17	)bps
Other operating	16.1%	17.2%	(110	)bps	16.1%	16.4%	(30	)bps
Total	80.8%	81.8%	(105	)bps	80.5%	80.6%	(5	)bps

Franchise-owned restaurants
Franchise royalties and fees	$2,595	$2,685	(3.4)%		$7,769	$7,794	(0.3)%
Store weeks	1,122	1,196	(6.2)%		3,297	3,476	(5.1)%
Comparable restaurant sales growth (1)	1.8%	3.2%				2.5%	5.3%
Average unit volume (2)	$914	$906	0.9%		$2,847	$2,792	2.0%

Pre-opening expense	$2,948	$2,306	27.8%		$8,759	$5,265	66.4%

Depreciation and amortization	$5,580	$3,818	46.1%		$15,641	$10,541	48.4%
As a % of revenue	3.8%	3.3%	42	bps	3.5%	3.1%	43	bps

General and administrative expenses	$7,864	$5,725	37.4%		$25,773	$19,132	34.7%
As a % of revenue	5.3%	5.0%	29	bps	5.8%	5.6%	19	bps

Interest expense	$64	$93	(31.2)%		$533	$162	NM
Minority interest	$76	$181	(58.0)%		$361	$402	(10.2)%

(1)                   Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)                   Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.

NM - not meaningful

Amounts may not foot due to rounding.